Digital Marketing, Branding, and IR Management for Abattis Bioceuticals Corp.

This Service Agreement ("Agreement") is made and entered into this 1st day of April, 2014 ("Effective Date"), by and between Emerging Growth, LLC doing business as TDM Financial ("TDMFinancial" or "TDMF"), having its principal place of business at 913 Wisconsin Ave., Suite 204, Whitefish, MT 59937, and Abattis Bioceuticals Corp. ("Ciient"). TDM Financial and Client may hereinafter be referred to as a "Party", and collectively as the "Parties".

RECITALS

WHEREAS, TDMFinancial is in the business of providing marketing solutions and strategies and other services more particularly described below;

WHEREAS, Client wishes to engage TDMFinancial to provide the Services (defined below) subject to the terms and conditions of this Agreement; and

WHEREAS, TDMFinancial is willing to provide such Services to Client subject to the terms and conditions of this Agreement.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

A.	SERVICES: Commencing on the Effective Date and continuing throughout the Term (defined below) of this Agreement as set out in paragraph H below, TDMFinancial agrees to provide the following digital marketing, branding, outreach, IR management, and capital markets introduction services to Client (collectively, the "Services"):

Service Elements

Website and Social Media Development - The TDMF team will develop and maintain a market and securities law compliant dynamic IR portal and social media presence that will integrate into Client's existing corporate website. TDMF may also augment Client's existing corporate website upon Client's request. Webpages will include investor opt-in forms that link to an Investor Relations Lead Management System.

Presentation Materials Design & Development - The TDMF team will design and develop any necessary financial presentation and marketing materials in digital format (e.g. investor factsheet, PPM, press releases, brochures, etc.)

Investor Relations Lead Management System - The TDMF team will integrate a custom CRM (customer relationship management), CMS (contact management system) lead database, and email platform to collect, manage, and engage all inbound leads throughout the term of this Agreement from Client's online presence (website and outreach). The TDMF team will setup a toll-free inbound phone number and can also field inbound calls from investors. All investor correspondence via phone and email will be logged into CRM. System will have an administrative dashboard that Client can access to track ongoing lead cultivation and shareholder development process.

Access to TDM Financial 1-to-1 Network - Client will have access to TDMF's network of investors that includes bankers, brokers, accredited investors, high-net-worth investors, and institutional investors. TDMF will make direct introductions between Client and the investors in this network to support Client's ongoing fund raising efforts.

Online Marketing, Advertising & Outreach - TDMF team will create regular original content designed to communicate Client's ongoing financial story to investors including video interviews, feature articles, email creatives, digital ads. TDMF will place and distributed content through its SECFilings.com and CannabisFN.com network channels, including syndication partners.

Reporting - The TDMF team will provide Client regular reports and upon request that measure investor traffic, engagement, lead generation and lead cultivation among other key metrics.

B.	Client Disclosure: In connection with TDMFinancial's activities on Client's behalf, Client will cooperate with TDMFinancial and will furnish TDMFinancial with all information and data concerning Client (the "Information") which TDMFinancial deems appropriate, which Information will not contain any material non-public information. Client represents and warrants that all Information made available to TDMFinancial by Client will, at all times during the period of engagement of TDMFinancial hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. Client further represents and warrants that any projections provided by it to TDMFinancial will have been prepared in good faith and will be based upon assumptions, which, in light of the circumstances under which they are made, are reasonable. Client acknowledges and agrees that, in rendering its services hereunder, TDMFinancial will be using and relying only on the Information without independent verification thereof by TDMFinancial or independent appraisal by TDMFinancial of any of Client's assets. TDMFinancial does not assume responsibility for any Information regarding Client. Finally, Client acknowledges and agrees in deciding to engage TDMFinancial that they have not relied upon any statements or written documents by TDMFinancial or any third party as to the possible results of this program.

C.	Ownership: Any documentation, video, websites, databases, platforms, presentations, marketing or any other materials created for or on behalf of Client under this Agreement will be the sole property of Client.

D.	Creative Approval and Ownership: TDMF's designers and developers will need regular and prompt access to Client's design team to help with and to approve the design elements that this campaign produces. All materials created for this specific campaign will be the sole property of Client.

E.	Payment Terms: In consideration for the Services provided by TDMFinancial pursuant to the provisions of this Agreement, Client will pay to TDMFinancial US$25,000 per month payable in arrears at the end of each month by the issuance of common shares of Client ("Abattis Shares"). On the last day of each calendar month TDMFinancial will deliver an invoice to Client for US$25,000 for providing the Services during such month. The number of Abattis Shares issuable to TDMFinancial each month will be calculated (the "Calculation") based on the closing price of Client's common shares on the Canadian Securities Exchange ("CSE") on the last trading day of such calendar month (the "Pricing Date") divided into US$25,000, with any fraction of an Abattis Share being rounded down to the nearest whole Abattis Share. The Parties acknowledge that CSE share prices are quoted in Canadian dollars and as such the Parties agree to use the Bank of Canada noon spot currency exchange conversion rate on the Pricing Date to determine the US$ price per Abattis Share to be used in the Calculation. (As an example, for clarification purposes only: If on March 31, 2014 the closing price on the CSE was CAD$2.20 and the Bank of Canada noon spot US$ to CAD$ conversion rate was 1.1053, then the US$ equivalent closing price for March 31, 2014 would be US$2.43166. US$25,000/US$2.43166 = 10,281 Abattis Shares. Accordingly, Client would be required to issue 10,281 Abattis Shares to TDMFinancial in consideration for Services provided during the month of March, 2014.). Certificates representing Abattis Shares will be in name of "Emerging Growth, LLC" unless otherwise directed by TDMFinancial, and delivered to TDMFinancial as soon as is commercially reasonable following the last day of each calendar month, but in any event within 10 days of the issuance of the invoice in question. The Parties acknowledge and agree that all Abattis Shares issuable under this Agreement may only be issued in compliance with applicable Canadian and U.S. securities laws in effect at the time of each issuance.

Client may determine, in its sole discretion, to issue additional common shares to TDMF, or its designee/ from time to time, based on the performance of TDMF and other factors to be determined by Client.

In addition to the compensation described above1 Client agrees to reimburse TDMF for any reasonable and documented expenses incurred by TDMF in connection with its engagement hereunder. Such reimbursements will be due within 10 calendar days of TDMF rendering an itemized expense account to Client showing all monies actually expended on behalf of Client and such other back-up information and/or documentation as may be reasonably required and requested by Client. The Parties agree that TDMF is required to obtain prior written approval from Client for any expenses incurred exceeding $500.00 per activity and that Client will not be required to reimburse any such expenses that were not pre-approved.

F.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF CLIENT: Client hereby represents and warrants to, and covenants with, TDMF that:

(a)	Client is, and has been for a period of more than 12 months, a "reporting issuer" in good standing under applicable Canadian securities laws;

(b)	Client will maintain such reporting issuer status in good standing for at least six (6) months beyond the last issuance to TDMF of Abattis Shares as contemplated herein;

(c)	Client has been incorporated and is validly subsisting under the laws of its jurisdiction of organization and Client has all requisite corporate power and capacity to enter into, and carry out its obligations under, this Agreement;

(d)	Client has taken all corporate steps and proceedings necessary to approve the transactions contemplated hereby;

(e)	Client's execution and delivery of this Agreement, Client's fulfillment of the terms hereof, and Client's issue and delivery as contemplated herein of the Abattis Shares do not and will not result in a breach of or default under, and do not create a state of facts which, after notice or lapse of time or both, will result in a breach of or default under, and do not and will not conflict with, any of the terms, conditions or provisions of the articles of Client or any applicable laws;

(f)	the Abattis Shares, when issued as contemplated herein, will be issued as fully paid and non-assessable common shares in the capital of Client; and

(g)	prior to the issuance of any Abattis Shares, all necessary documents will be filed, all necessary approvals will be obtained, all necessary proceedings will be taken, and all necessary legal requirements will be fulfilled by Client to provide for the due issuance of the Abattis Shares as contemplated herein.

G.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF TDMFINANCIAL: TDMF represents and warrants to, and covenants with, Client that:

(a)	TDMF has been incorporated and is validly subsisting under the laws of its jurisdiction of organization and TDMF has all requisite corporate power and capacity to enter into, and carry out its obligations under, this Agreement;

(b)	TDMF has taken all corporate steps and proceedings necessary to approve the transactions contemplated herein;

(c)	TDMF's execution and delivery of this Agreement, TDMF's fulfillment of the terms hereof, and TDMF's issue and delivery of the Services to Client do not and will not result in a breach of or default under, and do not create a state of facts which, after notice or lapse of time or both, will result in a breach of or default under, and do not and will not conflict with, any of the terms, conditions or provisions of the articles and by-laws of TDMF or any applicable laws;

(d)	all Services to be performed by TDMF for Client will be performed in compliance with all applicable laws, including, without limitation, all applicable securities laws, and without limiting the generality of the foregoing, in the event that TDMF contacts specific investors in relation to specific private placement activities, such investors will be, in the reasonable estimation of TDMF, "accredited investors" as defined in National Instrument 45-106 - Prospectus and Registration Exemptions ("NI 45-106") of the Canadian Securities Administrators ("CSA") and Rule 501(a) of Regulation D under the U.S. Securities Act (collectively, "Accredited Investors");

(e)	TDMF itself is an Accredited Investor and it agrees that it will notify Client immediately if it ceases to be an Accredited Investor during the Term of this Agreement;

(f)	TDMF has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Abattis Shares and it is able to bear the economic risk of loss of its entire investment;

(g)	Client has provided to TDMF the opportunity to ask questions and receive answers concerning Client, and it has had access to such information concerning Client as it has considered necessary or appropriate in connection with its investment decision to acquire the Abattis Shares;

(h)	TDMF acknowledges that the Abattis Shares will be subject to a Canadian hold period of 4 months from the date of issuance of such Abattis Shares and that as such a legend will be imposed on the certificates representing the Abattis Shares as required by National Instrument 45-102 -Resale Restrictions of the CSA;

(i)	TDMF understands that the Abattis Shares have not been and will not be registered under the U.S. Securities Act, or the securities laws of any state of the United States, and will therefore be "restricted securities" under applicable United States federal and state securities laws;

(j)	TDMF is acquiring the Abattis Shares for its own account, for investment purposes only and not with a view to any resale, distribution or other disposition of the Abattis Shares in violation of Canadian or United States federal or state securities laws;

(k)	TDMF agrees that if it decides to offer, sell, pledge or otherwise transfer any of the Abattis Shares, it will not offer, sell, pledge or otherwise transfer any of such securities, directly or indirectly, unless the transfer is made: (i) to Client; (ii) outside securities, directly or indirectly, unless the transfer is made: (i) to Client; (ii) outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the U.S. Securities Act and in compliance with applicable local laws and regulations; (iii) pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by (A) Rule 144 thereunder, if available, or (B) Rule 144A thereunder, if available, and, in both cases, in accordance with any applicable state securities laws; or (iv) in a transaction that does not require registration under the U.S. Securities Act or any applicable state securities laws, and it has prior to such transfer pursuant to subsection (iii)(A) or (iv) furnished to Client an opinion of counsel of recognized standing in form and substance reasonably satisfactory to Client to such effect;

(I)	TDMF acknowledges that the share certificates representing the Abattis Shares will bear a U.S. legend reflecting the restrictions set forth in clause (k) above; and

(m)	TDMF consents to Client making a notation on its records or giving instructions to its transfer agent in order to implement the restrictions on transfer set forth and described in this Agreement.

H.	Term and Termination: The term of this Agreement will commence as of the Effective Date and will remain in effect for a period of twelve (12) months, subject to termination as provided in this Agreement (the "Term").

TDMF may terminate this Agreement, for whatever reason, thirty (30) days after the delivery of written notice to Client.

Client may terminate this Agreement, for whatever reason, thirty (30) days after the delivery of written notice to TDMF.

Either Party will be entitled to terminate this Agreement immediately by notice to the other Party, in the event of the following:

(a)	if the other Party breaches any material provision hereof and does not cure such breach within ten (10) days of receipt of notice thereof from the other Party; or

(b)	if the other Party becomes bankrupt, is placed into the hands of a trustee, receiver, or manager on behalf of creditors as to the whole or a substantial part of its business, makes an assignment for the benefit of creditors, or ceases to carry on business.

In the event that this Agreement is terminated in accordance with the provisions of this Agreement, TDMF will be entitled to receive, and Client will issue and deliver or cause to be issued and delivered to TDMF, such number of Abattis Shares as is required to be issued to TDMF for Services provided to the date of termination, pro rated to reflect the number of days of the month of termination for which Services were provided, if applicable.

I.	Acceptance: TDMFinancial reserves the right, in its sole discretion and without liability, to reject, omit or exclude any third party creative content for any or no reason at any time, with or without notice to Client and regardless of whether such content was previously accepted or published. It is TDMFinancial's policy not to accept content, or content linked to pages, that contain material that is, in TDMFinancial's sole discretion, obscene or pornographic, encourages criminal behavior, violates normal standards of fairness and good taste, is detrimental to the public interest, or is otherwise inappropriate or incompatible with TDMFinancial. TDMFinancial is the final judge as to these terms and the application of this policy.

J.	Indemnification: In addition to any other rights or remedies that the Parties may have at law or in equity, the Parties agree to save, defend, indemnify and hold the other Party and its officers, directors and agents, harmless against any expense or loss by reason of any claim arising out of a breach of the other Party's representations, warranties and agreements set forth in this Agreement.

K.	Reporting: TDMFinancial will make available in writing or electronically a campaign report, which include views, impressions, clicks, leads, and yield percentages or as otherwise specified by Client.

L.	Limitation on Liability: TDMFinancial will not be liable for any costs arising from the failure to display content, delays in delivery and/ or non-delivery in the event of network difficulties or electronic malfunction affecting production or delivery in any manner. TDMFinancial is not liable for errors in content or omissions in any creative or content materials provided by Client.

M.	No Performance Warranties and Representations: TDMFinancial makes no representations or warranties to Client that the performance of its Services and its other actions under this Agreement will produce any level of profit or business or that any defined action will lead to further economic benefit for Client.

N.

Force Majeure: Neither Party will be liable for delays in delivery and/or non- delivery hereunder in the event of an Act-of-God, action by any government or quasi- governmental entity, fire, flood, insurrection, riot, explosion, embargo, strikes whether legal or illegal, labor or material shortage, transportation interruption of any kind, work slow-down or any condition beyond the control of either Party affecting its production or delivery hereunder in any manner.

O.	Confidentiality: The term "Confidential Information" will mean any confidential, non-public or proprietary information concerning each Party and its products and services including information concerning each Party's partnerships, marketing plans or strategies, technology, customer or contact lists, relationships with third-party companies or any other information in which the Parties should reasonably know is confidential or proprietary. Each Party covenants and agrees that they will not disclose Confidential Information to any third party (except authorized agents, including legal advisors, parents, affiliates or subsidiaries with a reasonable need to know provided each authorized agent, parent, affiliate, or subsidiary agrees to be bound by this provision prior to disclosure), copy, use or modify Confidential Information received from the disclosing Party for any purpose not authorized by the disclosing Party. This covenant will be enforceable during the Term of this Agreement and will continue to remain enforceable after the termination of this Agreement for a period of 5 years.

P.	Dispute Resolution: If any dispute arises between the Parties relating to the application, interpretation, implementation or validity of this Agreement, the Parties agree to resolve the dispute by arbitration using the Canadian Arbitration Association Expedited Arbitration Rules. The Parties agree that the Canadian Arbitration Association Expedited Arbitration Rules give the Parties a fair opportunity to present their case and respond to the case of the other side. The arbitration will be held in the City of Toronto, Ontario and will proceed in accordance with the provisions of the Arbitration Act (Ontario). Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

Q.	Law of the Contract. This Agreement will be governed by and construed under the laws of the Province of Ontario and the federal laws of Canada applicable therein, without giving effect to any choice of law that would result in the application of the laws of any other jurisdiction.

R.	No Assignment: Neither Party will have the right to assign or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other Party; provided, however, that a successor in interest by merger, by operation of law, assignment, purchase or otherwise of all or substantially all the business of a Party (for purposes of this section, Accelerize Financial or the Online Marketing Services division of TDMFinancial is considered "the business") may acquire its rights and obligations hereunder. Any prohibited assignment will be null and void.

S.	Severability: If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement will remain in full force and effect and will in no way be affected or invalidated.

T.	Entire Agreement; Modification: This Agreement constitutes the entire agreement between the Parties in respect of the subject matter hereof and supersedes any prior or inconsistent agreements, negotiations, representations and promises, written or oral. No modification, course of conduct, amendment, supplement to or waiver of this Agreement or any provisions hereof will be binding upon the Parties unless made in writing and duly signed by both Parties.

U.	Enurement. This Agreement will enure to the benefit of and be binding upon the Parties and their successors and liquidators, as the case may be.

V.	Agreement in Counterparts: This Agreement may be signed by facsimile, pdf e- mail attachment or original and executed in any number of counterparts, and each executed counterpart will be considered to be an original. All executed counterparts taken together will constitute one agreement.

The Parties hereby acknowledge that they have read and understand this Agreement, and agree to be bound by all the provisions, terms, and conditions as specified herein. In witness whereof, and intending to be legally bound, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Abattis Bioceuticals Corp.	Emerging Growth, LLC
Per:	Per:

/s/ Rene David	/s/ Frank J. Lane
Authorized Signature	Authorized Signature

Rene David	Frank J. Lane
Printed Name	Printed Name

CFO, COO	April 3rd, 2014	VP	4/4/14
Title	Date	Title	Date